Exhibit 1 6-K May, 2004.

                              WEALTH MINERALS LTD.
                       FORMERLY TRIBAND ENTERPRISE CORP.
                                   Suite 903
                              1485 West 6th Avenue
                                Vancouver, B.C.
                                    V6G 4H1
                            Telephone: (604)331-0096
                            Facsimile: (604)714-0879


                    TSX VENTURE EXCHANGE TRADING SYMBOL: WML
                              OTCBB SYMBOL: WMLLF
                                  May 20 2004



                            N E W S R E L E A S E
                 COMPLETION OF NON-BROKERED PRIVATE PLACEMENT
                 --------------------------------------------


Wealth Minerals Ltd. (the "Company") has completed and the TSX Venture Exchange has approved the issuance of 3,000,000 units at $0.54 per unit. Each unit consists of one common share and one half common share purchase warrant. A whole warrant is required to purchase one common share at a price of $0.85 per share for a period of two years from May 14, 2004.

If within the 24 months post closing, the Common Shares of the Company trade above $1.50 through the facilities of the TSX Venture Exchange for a period of ten consecutive trading days, the Company will have the right force the exercise of the Warrants after the four month hold period has expired.

For further information concerning the Company, please contact Mr. Gary Freeman, President and Director at (604)331-0096.


                       TRIBAND ENTERPRISE CORP.


                       Per:    /s/ Gary R. Freeman
                               -------------------
                               Gary R. Freeman,
                               President and Director

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.